Exhibit 99.1

Immediate Release

Gevo Wins in Court – Butamax Denied Preliminary Injunction; Gevo Free to Sell to Anyone, Anywhere

Investor Conference Call Scheduled today with Brett Lund at 9 a.m. EDT

Media Conference Call Scheduled today with Brett Lund at 10 a.m. EDT

ENGLEWOOD, Colo. – June 20, 2012 – Gevo, Inc. (NASDAQ: GEVO), a leading renewable chemicals and next-generation biofuels company, announced today that the U.S. District Court of Delaware denied the Motion for Preliminary Injunction sought by Butamax™ Advanced Biofuels, LLC (Butamax) against Gevo. This decision replaces the previous court order, and means that Gevo is once again free to sell in any market, to any customer, in any region.

“We are pleased that the first judicial decision in this dispute landed decisively in favor of Gevo,” said Brett Lund, EVP and General Counsel for Gevo. “For the last year, we have publicly stated that we believe that Patent No. 7,993,889 (‘889 Patent) is invalid and that we do not infringe. This ruling provides judicial support for both positions.”

In the Honorable Judge Sue L. Robinson’s judicial opinion, she stated, “that plaintiff (Butamax) does not hold a valid patent, nor would the defendant (Gevo) infringe if it did.”

On Sept. 22, 2011, Butamax petitioned the Court for a preliminary injunction against Gevo and accused Gevo of infringing the ‘889 Patent. Gevo opposed Butamax’s motion, explaining that the asserted claims of the ‘889 Patent are neither valid nor infringed. The Court has now ruled in favor of Gevo and denied Butamax’s request for a preliminary injunction.

“Gevo has consistently maintained that it does not infringe Butamax’s ‘889, ‘188 (Patent No. 7,851,188) and ‘328 (Patent No. 8,178,328) patents, because the Gevo-created NKR enzyme used in our engineered yeast strains uses NADH, and not NADPH, as an electron donor,” said Lund. “NADH enables Gevo’s yeast strains to produce isobutanol at much greater efficiencies than strains using NADPH.”

In rejecting Butamax’s allegations of infringement, the Court held that the KARI enzymes of Butamax’s ‘889 Patent are “explicitly defined as being exclusively NADPH-dependent.” “This is important, because the same definitions are provided within Butamax’s ‘188 and ‘328 patents that have also been asserted against Gevo,” said Lund.

In addition to achieving this significant victory before the Court in Delaware, Gevo continues to make strides within the United States Patent & Trademark Office (USPTO). Consistent with the Court’s findings, the USPTO has rejected all of the Butamax claims that Gevo has challenged, finding those claims rejected as unpatentable in view of a substantial collection of prior art as indicated in reexamination case files (Serial No. 95/001,735 for the ‘889 Patent and Serial No. 95/001,857 for the ‘188 Patent).

“We are up against two of the biggest companies in our industry (BP and DuPont) and believe that Butamax’s failed motion and ongoing infringement claims are without merit and are merely attempts to derail Gevo’s progress,” said Lund. “But we have prevailed. We’ve commenced the startup of our Luverne Plant, proved to the USPTO that Butamax’s ‘889 and ‘188 patents are unpatentable and won the preliminary injunction hearing convincingly. We are ready to move on with the commercialization of renewable isobutanol for the benefit of our customers in the chemical and fuels industries.

To participate in the INVESTOR conference call at 9 a.m. EDT, please dial 1-866-713-8310 or 1-617-597-5308 and reference the access code: 93901031. The call will be available via a live webcast at: http://www.media-server.com/m/p/hacjfkr5. A replay of the Investor conference call will be available from June 20 to June 27 by dialing 888-286-8010 or 617-801-6888 and reference the access code: 67408138.

To participate in the MEDIA conference call at 10 a.m. EDT, please dial 1-866-770-7051 or 1-617-213-8064 and reference the access code 55935249. The call will be available via a live webcast at: http://www.media-server.com/m/p/94s72kdk. A replay of the Media conference call will be available from June 20 to June 27 by dialing 888-286-8010 or 617-801-6888 and reference the access code: 87974369.

About Gevo

Gevo is converting existing ethanol plants into biorefineries to make renewable building block products for the chemical and fuel industries. The Company plans to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2011, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

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Media Contact:	Investor Contact:
Greta Thomsen	Sarah McCabe
Director of Marcom and PR	Stern IR for Gevo
T: (303) 715-8928	T: (267) 909-9237
gthomsen@gevo.com	sarah@sternir.com